EXHIBIT 99.1

Steinway Q1 Revenue Up 6%

WALTHAM, MA — May 9, 2011— Steinway Musical Instruments, Inc. (NYSE: LVB) today reported earnings for the quarter ended March 31, 2011.

Q1 2011 Compared to Q1 2010

•      Sales of $73 million, up 6%

•      Gross margin decreased to 30.7% from 31.1%

•      Income from operations of $4 million, consistent with prior year

•      Adjusted EBITDA of $6 million, down 26%

•      Adjusted earnings per share decreased to $0.06 from $0.17

Adjustments are detailed in the attached financial tables.

Balance Sheet Highlights

•      Cash of $107 million

•      Inventory reduced 4% from March 2010

“Our piano business had a nice quarter, with sales up 11% and divisional profits up more than 70%,” said CEO Dana Messina. “We are seeing a nice recovery and the steps taken to lean out our cost structure are having a noticeable effect on our results. We delivered solid growth in sales and gross margins, both domestically and overseas.”

Messina continued, “Our band division saw excellent order flow but sales did not meet our expectations for the first quarter. Many dealers began scheduling their deliveries for later in the year. Our open order backlog, which was up 14% compared to March 31st of last year, is a good indicator of the sales pickup we will see in the second quarter. We are expecting a strong increase in band revenues for 2011.”

“As expected, our real estate operations continue to be soft and were a drag on our first quarter performance,” said Messina. “We have seen leasing activity pick up, but it remains a difficult market environment. Finally, the improvement in business trends allowed us to reinstate salaries and benefits, which had been cut during the downturn. This resulted in first quarter SG&A expenses that are closer to 2009 levels.”

Piano Operations

First quarter results showed a continued rebound in the Company’s piano business. Over the prior year period, unit shipments of Steinway grand pianos rose 17% in the U.S. and 18% in European and Asian markets. Shipments of mid-priced pianos showed similar results, increasing 11% and 12%, respectively. Piano gross margins improved as a result of a higher mix of retail sales in the United States and the return to a normal production schedule at our Hamburg piano factory.

Band Operations

Overall band segment sales were even with last year, as a revenue increase from professional brass instruments offset decreases in percussion products and accessories. Gross margins, which were exceptionally high in the prior year period, decreased in the first quarter. The Company is experiencing manufacturing inefficiencies at one of its brass instrument plants as union contract negotiations continue. Employee severance costs associated with the closure of one of the band segment’s percussion facilities also negatively impacted gross margins in the quarter.

Outlook

Discussing the remainder of 2011, Messina said, “Our New York real estate operations cost us $0.09 per share this quarter due to low rental demand and we expect similar trends to continue through the remainder of 2011. On a more positive note, last week we redeemed $85 million of our bonds, which will save the Company approximately $6 million in interest expense on an annual basis.”

Messina continued, “We are expecting increased revenue in both segments of our business as positive order trends continue. Margins have already improved in our piano business and we expect them to be up for the full year in our band division as well. Our balance sheet remains very strong and we are in great shape to benefit as the economic recovery continues.”

Segment Information

Piano Segment

Q1 2011 Compared to Q1 2010

•      Sales of $44 million, up 11%

•      Steinway grand piano unit increase of 18%

•      Mid-priced piano unit increase of 12%

•      Gross margin increased to 34.9% from 32.8%

Band Segment

Q1 2011 Compared to Q1 2010

•      Sales of $29 million, consistent with prior year

•      Gross margin decreased to 24.4% from 28.8%

Conference Call

Management will be discussing the Company’s first quarter results as well as its outlook for the remainder of 2011 on a conference call today beginning at 11:00 a.m. ET. A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. Adjustments are detailed in the attached financial tables. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers. The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation and amortization.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; work stoppages and slowdowns; ability to successfully consolidate band manufacturing; impact of dealer consolidations on orders; ability of dealers to obtain financing; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; ability to lease office space; and fluctuations in effective tax rates resulting from shifts in sources of income. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	3/31/2011	3/31/2010
Net sales	$72,931	$68,543
Cost of sales	50,534	47,219
Gross profit	22,397	21,324
	30.7%	31.1%

Operating expenses:
Sales and marketing	10,181	10,137
General and administrative	8,383	7,425
Other	161	39
Total operating expenses	18,725	17,601

Income from operations	3,672	3,723

Interest expense, net	2,356	2,359
Other expense (income), net	488	(1,467)

Income before income taxes	828	2,831

Income tax provision	323	1,031

Net income	$505	$1,800

Earnings per share - basic	$0.04	$0.17
Earnings per share - diluted	$0.04	$0.17
Weighted average common shares - basic	12,088	10,434
Weighted average common shares - diluted	12,190	10,483

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	3/31/2011	3/31/2010	12/31/2010
Cash	$107,069	$91,286	$119,811
Receivables, net	41,693	45,735	42,385
Inventories	152,930	158,687	144,500
Other current assets	23,561	25,767	21,932
Total current assets	325,253	321,475	328,628

Property, plant and equipment, net	87,207	87,203	86,404
Other assets	71,827	65,102	70,062
Total assets	$484,287	$473,780	$485,094

Debt	$87,169	$535	$2,462
Other current liabilities	44,545	45,204	51,322
Total current liabilities	131,714	45,739	53,784

Long-term debt	67,319	157,740	152,048
Other liabilities	52,356	47,978	50,638
Stockholders’ equity	232,898	222,323	228,624
Total liabilities and stockholders’ equity	$484,287	$473,780	$485,094

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 3/31/11
	GAAP	Adjustments		Adjusted
Band sales	$29,342	$—		$29,342
Piano sales	43,589	—		43,589
Total sales	72,931	—		72,931

Band gross profit	7,168	417	(1)	7,585
Piano gross profit	15,229	—		15,229
Total gross profit	22,397	417		22,814

Band GM %	24.4%			25.9%
Piano GM %	34.9%			34.9%
Total GM %	30.7%			31.3%

Operating expenses	18,725	—		18,725

Income from operations	3,672	417		4,089

Interest expense, net	2,356	—		2,356
Other (income) expense, net	488	—		488

Income before income taxes	828	417		1,245

Income tax provision	323	160	(2)	483

Net income	$505	$257		$762

Earnings per share - basic	$0.04			$0.06
Earnings per share - diluted	$0.04			$0.06
Weighted average common shares - basic	12,088			12,088
Weighted average common shares - diluted	12,190			12,190

	Three Months Ended 3/31/10
	GAAP	Adjustments	Adjusted
Band sales	$29,367	$—	$29,367
Piano sales	39,176	—	39,176
Total sales	68,543	—	68,543

Band gross profit	8,455	—	8,455
Piano gross profit	12,869	—	12,869
Total gross profit	21,324	—	21,324

Band GM%	28.8%		28.8%
Piano GM%	32.8%		32.8%
Total GM%	31.1%		31.1%

Operating expenses	17,601	—	17,601

Income from operations	3,723	—	3,723

Interest expense, net	2,359	—	2,359
Other (income) expense, net	(1,467)	—	(1,467)

Income before income taxes	2,831	—	2,831

Income tax provision	1,031	—	1,031

Net income	$1,800	$—	$1,800

Earnings per share - basic	$0.17		$0.17
Earnings per share - diluted	$0.17		$0.17
Weighted average common shares - basic	10,434		10,434
Weighted average common shares - diluted	10,483		10,483

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects employee severance costs associated with a plant closure.

(2) Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended
	3/31/2011	3/31/2010
Cash flows from operating activities	$(10,329)	$(293)
Changes in operating assets and liabilities	13,248	5,389
Stock based compensation expense	(406)	(366)
Income taxes, net of deferreds	438	1,152
Net interest expense	2,356	2,359
Recovery of (provision for) doubtful accounts	257	(250)
Other	(182)	(115)
Non-recurring, infrequent or unusual cash charges	417	—
Adjusted EBITDA	$5,799	$7,876

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended
	3/31/2011	3/31/2010
Net income	$505	$1,800
Income taxes	323	1,031
Net interest expense	2,356	2,359
Depreciation	1,888	2,380
Amortization	310	306
Non-recurring, infrequent or unusual items	417	—
Adjusted EBITDA	$5,799	$7,876